Exhibit 10.01

February 12, 2018

Sandor Barna
sbarna@gopro.com

Dear Sandor:

Congratulations on your new position at GoPro! Your title will be Senior Vice President, Chief Technology Officer reporting to Nicholas Woodman in our San Mateo Office. You will receive an annual salary of four-hundred twenty thousand dollars ($420,000.00), which will be paid bi-weekly per the Company's normal payroll procedures. You will also be eligible for a bonus of up to 60% of your annual salary per year, which will be paid annually based on company performance and individual objectives.

We are excited about all the great work you have been doing for this team and look forward to seeing your continued success!

The promotion will be effective on February 2, 2018.

Congratulations again and the best wishes in your new position.

Sincerely,

/s/ Laura Robblee

Laura Robblee
Vice President, People and Places